UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. ) *

                       BLACKROCK CAPITAL INVESTMENT CORP
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   092533108
                                (CUSIP Number)

                       Holdings as of October 23, 2020
              (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 092533108
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1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TELEMUS CAPITAL, LLC
      TIN 46-3011400
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)[_]
      (b)[_]

      Not Applicable
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3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
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NUMBER OF      5.   Sole Voting Power:  7,066,027
SHARES
BENEFICIALLY   6.   Shared Voting Power: 0
OWNED BY
EACH           7.   Sole Dispositive Power:  7,066,027
REPORTING
PERSON         8.   Shared Dispositive Power: 0
WITH
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,066,027
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.07%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IA
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CUSIP NO. 092533108


ITEM 1(A) Name of Issuer:

          BLACKROCK CAPITAL INVESTMENT CORP

ITEM 1(B) Address of Issuer's Principal Executive Offices:

          40 EAST 52ND STREET
          New York, New York 10022
          USA

ITEM 2(A) Name of Person Filing:

          TELEMUS CAPITAL, LLC

ITEM 2(B) Address of Principal Business Office or, if none, Residence:

          TWO TOWNE SQUARE, SUITE 800, SOUTHFIELD, MI  48076

ITEM 2(C) Citizenship:

          DELAWARE

ITEM 2(D) Title of Class of Securities:

          COMMON STOCK

ITEM 2(E) CUSIP Number:

          092533108

ITEM 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                 78c).

        (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e)  [X] An investment adviser in accordance with
                 (S)240.13d-1(b)(1)(ii)(E);

        (f)  [_] An employee benefit plan or endowment fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F);

        (g)  [_] A parent holding company or control person in accordance with
                 (S) 240.13d-1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

CUSIP NO. 092533108

ITEM 4 OWNERSHIP

ITEM 4(A): Amount Beneficially Owned:

           7,066,027  shares

ITEM 4(B): Percent of Class:

           10.07%

ITEM 4(C): Number of shares as to which such person has:

      (i)  sole power to vote or to direct the vote:  7,066,027

      (ii) shared power to vote or to direct the vote:  0

      (iii) sole power to dispose or to direct the disposition of: 7,066,027

      (iv) shared power to dispose or to direct the disposition of:  0

ITEM 5 Ownership of Five Percent or Less of a Class:

          Not Applicable.

CUSIP NO. 092533108


ITEM 6 Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable.

ITEM 8 Identification and Classification of Members of the Group:

          Not Applicable.

ITEM 9 Notice of Dissolution of Group:

          Not Applicable.

ITEM 10 CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO. 092533108


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 NOVEMBER __, 2020
	                  -------------------------------
	                              DATE


	                        /s/ ERIC OPPENHEIM
                          -------------------------------
                                    SIGNATURE

	             ERIC OPPENHEIM/CHIEF COMPLIANCE OFFICER
	                 --------------------------------
	                           NAME/TITLE